FORM OF EXPENSE LIMITATION AGREEMENT

     EXPENSE LIMITATION AGREEMENT, effective as of [April 1, 2004] by and between The Equitable Life Assurance Society of the United States (the "Manager") and EQ Advisors Trust (the "Trust"), on behalf of each portfolio of the Trust set forth in Schedule A attached hereto (each, a "Portfolio", and collectively, the "Portfolios").

     WHEREAS, the Trust is a Delaware business trust organized under the Agreement and Declaration of Trust ("Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management company of the series type, and each Portfolio is a series of the Trust;

     WHEREAS, the Trust and the Manager have entered into an Investment Management Agreement dated [insert date], ("Management Agreement"), pursuant to which the Manager provides investment management services to each Portfolio for compensation based on the value of the average daily net assets of each such Portfolio;

     WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interests of each Portfolio and its shareholders to maintain the expenses of each Portfolio at a level below the level to which each such Portfolio would normally be subject during its start-up period; and

     NOW THEREFORE, the parties hereto agree that the Expense Limitation Agreement is hereby modified, amended and restated in its entirety as of the date hereof as follows:

1.   EXPENSE LIMITATION.

     1.1. APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses of every character incurred by a Portfolio in any fiscal year, including but not limited to organizational costs and investment management fees of the Manager (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Portfolio's business and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) ("Portfolio Operating Expenses"), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Manager.

     1.2. MAXIMUM ANNUAL OPERATING EXPENSE LIMIT. The Maximum Annual Operating Expense Limit with respect to each Portfolio shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Portfolio.

     1.3. METHOD OF COMPUTATION. To determine the Manager's liability with respect to the Excess Amount, each month the Portfolio Operating Expenses for each Portfolio shall be annualized as of the last day of the month. If the annualized Portfolio Operating Expenses for any month of a Portfolio exceed the Maximum Annual Operating Expense Limit of such Portfolio, the Manager shall first waive or reduce its investment management fee for such month by an amount sufficient to reduce the annualized Portfolio Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment management fee for any such month is insufficient to pay the Excess Amount, the Manager may also remit to the appropriate Portfolio or Portfolios an amount that, together with the waived or reduced investment management fee, is sufficient to pay such Excess Amount.

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     1.4. YEAR-END  ADJUSTMENT.  If necessary,  on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees waived or reduced and other payments remitted by the Manager to the Portfolio or Portfolios with respect to the previous fiscal year shall equal the Excess Amount.

2.   REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

     2.1. REIMBURSEMENT. If in any year in which the Management Agreement is still in effect, the estimated aggregate Portfolio Operating Expenses of such Portfolio for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, the Manager shall be entitled to reimbursement by such Portfolio, in whole or in part as provided below, of the investment management fees waived or reduced and other payments remitted by the Manager to such Portfolio pursuant to Section 1 hereof. The total amount of reimbursement to which the Manager may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all investment management fees previously waived or reduced by the Manager and all other payments remitted by the Manager to the Portfolio, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Portfolio to the Manager, pursuant to Section 2.2 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

     2.2. METHOD OF COMPUTATION. To determine each Portfolio's accrual, if any, to reimburse the Manager for the Reimbursement Amount, each month the Portfolio Operating Expenses of each Portfolio shall be annualized as of the last day of the month. If the annualized Portfolio Operating Expenses of a Portfolio for any month are less than the Maximum Annual Operating Expense Limit of such Portfolio, such Portfolio, shall accrue into its net asset value an amount payable to the Manager sufficient to increase the annualized Portfolio Operating Expenses of that Portfolio to an amount no greater than the Maximum Annual Operating Expense Limit of that Portfolio, provided that such amount paid to the Manager will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Portfolio Operating Expenses of a Portfolio are below the Maximum Annual Operating Expense Limit, a liability will be accrued daily for these amounts.

     2.3. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Portfolio Operating Expenses of a Portfolio for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

     2.4. LIMITATION OF LIABILITY. The Manager shall look only to the assets of the Portfolio for which it waived or reduced fees or remitted payments for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Portfolios, nor any of the Trust's trustees, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

3.   TERM AND TERMINATION OF AGREEMENT.

     This Agreement shall continue in effect with respect to all Portfolios until [April 30, 2005] and shall thereafter continue in effect with respect to each Portfolio from year to year provided such continuance is specifically approved by both a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees") and the Manager. This Agreement shall terminate automatically upon the termination of the Management Agreement; provided, however, that a Portfolio's obligation to

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

reimburse the Manager, as described above, will survive the termination of this Agreement unless the Trust and the Manager agree otherwise.

4.   MISCELLANEOUS.

     4.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Portfolios to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Portfolios.

     4.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

     IN WITNESS WHEREOF, the parties have caused this Expense Limitation Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                          EQ ADVISORS TRUST
                                                ON BEHALF OF EACH OF ITS
                                                PORTFOLIOS


                                          By:
                                             ---------------------------------
                                                Steven M. Joenk
                                                President



                                          THE EQUITABLE LIFE ASSURANCE SOCIETY
                                          OF THE UNITED STATES


                                          By:
                                             ---------------------------------
                                                Peter D. Noris
                                                Executive Vice President and
                                                Chief Investment Officer

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

                                   SCHEDULE A
                     MAXIMUM ANNUAL OPERATING EXPENSE LIMITS


This Agreement relates to the following Portfolios of the Trust:

NAME OF PORTFOLIO                         MAXIMUM ANNUAL
                                          OPERATING EXPENSE LIMIT

Capital Appreciation Portfolio

Deep Value Portfolio

Diversified Portfolio

Equity Growth Portfolio

Equity Income Portfolio I

Equity Income Portfolio II

Equity Portfolio

Global Socially Responsive Portfolio

Government Securities Portfolio

Growth and Income Portfolio

Growth Portfolio

High-Yield Bond Portfolio

Intermediate Term Bond Portfolio

International Growth Portfolio

Long Term Bond Portfolio

Managed Portfolio

Mergers and Acquisitions Portfolio

Money Market Portfolio

Multi-Cap Growth Portfolio

Short Duration Bond Portfolio

Small Company Growth Portfolio

Small Company Value Portfolio

Total Return Portfolio

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